Exhibit 3.5

ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CTI BIOPHARMA CORP.
Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of CTI BioPharma Corp., a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:
FIRST: The name of the Corporation is CTI BioPharma Corp.
SECOND: These Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”) was approved by the Board of Directors of the Corporation on March 2, 2016.
THIRD: The increase in the Corporation’s authorized shares of capital stock reflected in these Articles of Amendment to the Restated Articles was duly approved by the shareholders of the Corporation on April 29, 2016 in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.
FOURTH: Section 1 of Article II of the Restated Articles is amended to read in its entirety as follows:
“ARTICLE II”
AUTHORIZED CAPITAL STOCK
1. Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue shall be Four Hundred Fifteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (415,333,333); the total number of authorized shares of Common Stock shall be Four Hundred Fifteen Million (415,000,000); and the total number of authorized shares of Preferred Stock shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333).”
FOURTH: These Articles of Amendment shall be effective at on April 29, 2016.
* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation and I am authorized to execute these Articles of Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation.
EXECUTED this 29th day of April, 2016.

CTI BIOPHARMA CORP.,
a Washington corporation

By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration